EXHIBIT 99.01

PRESS RELEASE

Stautberg to become CFO at Scripps when separation is completed in July

For immediate release	(NYSE: SSP)
April 1, 2008

CINCINNATI – Timothy E. Stautberg, who for nearly 10 years has served as The E. W. Scripps Company’s primary liaison with institutional investors and financial analysts, will become chief financial officer and a senior vice president of the company when its pending separation is completed later this year.

In his new role, Stautberg will have oversight responsibility for the company’s accounting, treasury, tax, risk management, investor relations and information technology functions. He also will take a lead role in strategic planning for the media company, which, after the separation, will focus on local print, television and Internet businesses. Today, that includes daily newspapers, broadcast television stations, their local Web brands, and a subsidiary that licenses and syndicates comic strips and other creative properties.

“Tim Stautberg is a key member of the Scripps management team, participating at the highest levels in our strategic planning processes. He has a battle-tested understanding of what it takes to change and evolve businesses while, at the same time, continue to succeed economically,” said Rich Boehne, who will become president and chief executive officer of Scripps after the separation. “His solid background as a manager of media companies, coupled with his experience in the worlds of finance and investor relations make him the very best choice for our lead financial role.”

Stautberg, 45, will succeed Joseph G. NeCastro, who will become executive vice president and chief financial officer of Scripps Networks Interactive Inc., the new company that will be created in the separation transaction.

Scripps announced in October 2007 that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national and global brands and the other focused on local media businesses. The separation is expected to be completed by July 1.

Stautberg has served as The E. W. Scripps Company’s vice president of communications and investor relations since 1999. In that role he has had oversight responsibilities for the company’s internal and external communications functions, including serving as liaison with institutional investors and financial analysts.

During his tenure as the company’s investor relations officer, Scripps was recognized nationally in 2005 and 2006 for excellence by IR Magazine, a trade publication for investor relations professionals. The company also was recognized in 2007 and 2008 as one of “America’s Most Shareholder Friendly Companies” by Institutional Investor.

Stautberg joined Scripps in 1990 as part of the company’s executive development program. In 1992, he was assigned to work at the Scripps newspaper in Denver, the Rocky Mountain News. While in Denver he managed the newspaper’s alternate delivery subsidiary and was responsible for newsprint and circulation accounting. As assistant to the publisher at the Rocky Mountain News from 1995 to 1997, he was responsible for strategic and financial planning. He also guided the creation of the newspaper’s new media department and early development of its Web site.

In 1997, Stautberg was named vice president and general manager of the Record Searchlight, the Scripps newspaper in Redding, Calif. As general manager he led the newspaper’s business operations and was responsible for sales, marketing, production, distribution, finance and administration. He returned to Cincinnati in 1999 to take on the corporate communications and investor relations role.

Stautberg has a bachelor’s degree in economics from Kenyon College and a master’s degree in business administration, with a specialization in finance, from The University of Chicago.

After graduating from Kenyon and while earning his MBA, Stautberg worked five years as a commercial banking officer for Harris Trust and Savings Bank in Chicago.

Stautberg’s current community involvement includes serving as president of Cincinnati’s May Festival Association board of trustees; treasurer for the Beech Acres Parenting Center board of trustees; and trustee for the Center for Economic Education and Research at the University of Cincinnati.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

###

Contact: Mark Kroeger, The E. W. Scripps Company, 513-977-3827

Email: mark.kroeger@scripps.com